                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                                CorVu Corporation
         --------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
         --------------------------------------------------------------
                         (Title of Class of Securities)


                                   221011 10 9
         --------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [   ]    Rule 13d-1(b)
         [   ]    Rule 13d-1(c)
         [ X ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP NO. 221011 10 9                                          PAGE 2 OF 5 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Troy Rollo
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)* (a) [ ]
                                                                         (b) [ ]

    *Joint Filing
--------------------------------------------------------------------------------
3 SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Australia
--------------------------------------------------------------------------------
 NUMBER OF     5  SOLE VOTING POWER
  SHARES
BENEFICIALLY      1,203,767 (includes 221,442 shares which may be purchased upon
  OWNED BY        exercise of currently exercisable options or warrants).
   EACH        -----------------------------------------------------------------
 REPORTING     6  SHARED VOTING POWER
  PERSON
   WITH           0
               -----------------------------------------------------------------
               7  SOLE DISPOSITIVE POWER

                  1,203,767 (includes 221,442 shares which may be purchased upon exercise of currently exercisable options or warrants).
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,203,767 (includes 221,442 shares which may be purchased upon exercise of currently exercisable options or warrants).
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
    INSTRUCTIONS)                                                            [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.8%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

CUSIP NO. 221011 10 9                                          PAGE 3 OF 5 PAGES
--------------------------------------------------------------------------------
1 NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

    Rollosoft Pty Ltd.
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)* (a) [ ]
                                                                         (b) [ ]

    *Joint Filing
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION
    Australia
--------------------------------------------------------------------------------
  NUMBER OF    5  SOLE VOTING POWER
   SHARES
BENEFICIALLY      1,080,558 (includes 98,233 shares which may be purchased upon
  OWNED BY        exercise of currently exercisable warrants).
    EACH       -----------------------------------------------------------------
 REPORTING     6  SHARED VOTING POWER
   PERSON
    WITH          0
               -----------------------------------------------------------------
               7  SOLE DISPOSITIVE POWER

                  1,080,558 (includes 98,233 shares which may be purchased upon exercise of currently exercisable warrants).
               -----------------------------------------------------------------
               8  SHARED DISPOSITIVE POWER

                  0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,080,558 (includes 98,233 shares which may be purchased upon exercise of currently exercisable warrants).
--------------------------------------------------------------------------------
10  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE
    INSTRUCTIONS)                                                            [ ]

--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    5.3%
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

    CO
--------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)         NAME OF ISSUER:

                  CorVu Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  3400 West 66th Street
                  Edina, MN  55435

ITEM 2(a)         NAME OF PERSON FILING:

                  See Cover Pages, Item 1

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Crispin and Jeffrey
                  Level 2
                  57 Grosvenor Street
                  Neutral Bay NSW 2089,
                  Australia

ITEM 2(c)         CITIZENSHIP:

                  See Cover Pages, Item 4

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NO.:

                  See Cover Pages

ITEM 3            STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

                  Not applicable

ITEM 4            OWNERSHIP

                  See Cover Pages, Items 5 through 11

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable

ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9            NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10           CERTIFICATIONS:

                  Not applicable

EXHIBITS Joint Filing Agreement, dated January 15, 2001, between the Reporting Persons (incorporated by reference to Exhibit 1 to initial Schedule 13G filed on January 30, 2001).


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct as of December 31, 2001.

Date:    January 18, 2002


                                               /s/ Troy Rollo
                                               ---------------------------------
                                               Troy Rollo


                                               ROLLOSOFT PTY LTD.


                                               By:  /s/ Troy Rollo
                                                  ------------------------------
                                                    Its:  Director